                                                                                                EXHIBIT 8.1

[Seward & Kissel LLP Letterhead]

  FORM OF OPINION

Scorpio Tankers Inc.                                                                                                           March      , 2010
9, Boulevard Charles III
Monaco 98000

                       Re:  Scorpio Tankers Inc.

Ladies and Gentlemen:

We have acted as counsel to Scorpio Tankers Inc. (the "Company") in connection with the Company's Registration Statement on Form F-1 (File No. 333-164940) (the "Registration Statement") as filed with the U.S. Securities and Exchange Commission (the "Commission") on February 17th, 2010, as thereafter amended or supplemented, with respect to the public offering (the "Offering") of up to           of the Company's Common Shares, par value $0.01 per share (the "Common Shares").

In formulating our opinion as to these matters, we have examined such documents as we have deemed appropriate, including the Registration Statement and the prospectus of the Company (the "Prospectus") included in the Registration Statement.  We also have obtained such additional information as we have deemed relevant and necessary from representatives of the Company.

Capitalized terms not defined herein have the meanings ascribed to them in the Registration Statement.

Based on the facts as set forth in the Registration Statement and, in particular, on the representations, covenants, assumptions, conditions and qualifications described under the captions "Risk Factors"  and "Tax Considerations" therein, we hereby confirm that the opinions of Seward & Kissel LLP with respect to United States federal income tax matters and Marshall Islands tax matters are those opinions attributed to Seward & Kissel LLP expressed in the Registration Statement under the captions "Tax Considerations" and "Risk Factors - We may have to pay tax on United States source shipping income, which would reduce our earnings", "Risk Factors – "Any dividends paid by us may not qualify for preferential rates of United States federal income taxation in the hands of United States non-corporate holders", and "Risk Factors – United States tax authorities could treat us as a 'passive foreign investment company,' which could have adverse United States federal income tax consequences to United States holders" in the Registration Statement accurately state our views as to the tax matters discussed therein.

Our opinions and the tax discussion as set forth in the Registration Statement are based on the current provisions of the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service which may be cited or used as precedents, and case law, any of which may be changed at any time with retroactive effect.  No opinion is expressed on any matters other than those specifically referred to above by reference to the Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

DRAFT